Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER FFO OF $1.04 PER SHARE

Release Highlights

•                  FFO increased 20% to $1.04 per share (diluted) versus $0.87 per share (diluted) for the same quarter in 2003

•                  Signed agreement to acquire 750 Third Avenue and 485 Lexington Avenue for $480 million, or $282 per square foot

•                  Closed on $117.4 million of structured financed investments bringing total originations in 2004 to $197.4 million

•                  Sold a 75% interest in One Park Avenue generating $83 million in net proceeds and recognizing a $22 million gain ($0.52 per share) in addition to a $4.3 million incentive distribution ($0.10 per share)

•                  Issued 4.0 million shares of 7.875% Series D perpetual preferred stock in two public offerings raising $100 million in gross proceeds.  The sale of 1.55 million of the shares closed on July 15, 2004

•                  Refinanced 1515 Broadway with a $425 million first mortgage generating $47.0 million of proceeds to the Company

•                  Signed 70 office leases totaling approximately 342,000 rentable square feet

•                  Ended the quarter at 96.6% occupancy, an increase from 96.3% at March 31, 2004

•                  Filed third amendment to Gramercy Capital Corp. S-11 and commenced road show.

Financial Results

New York, NY, July 20, 2004 – SL Green Realty Corp. (NYSE:SLG) reported funds from operations (FFO) totaling $44.1 million, or $1.04 per share (diluted), for the three months ended June 30, 2004, compared to $33.9 million, or $0.87 per share (diluted), for the same quarter in 2003.  The increase in FFO is primarily due to (i) increased income from the unconsolidated joint ventures, (ii) increased investment income and (iii) increased other income primarily due to incentive distribution received in connection with the recapitalization of One Park Avenue.

For the six months ended June 30, 2004, operating results improved 9% as FFO before minority interests totaled $79.1 million, or $1.87 per share (diluted), compared to $66.4 million, or $1.72 per share (diluted), for the same period in 2003.  The increase is primarily attributable to increased investment income, income from unconsolidated joint ventures and other income.

Net income available to common shareholders for the three months ended, June 30, 2004 totaled $45.4 million, or $1.13 per share (diluted), an increase of $0.63 per share as compared to the same quarter in 2003 when net income totaled $15.5 million, or $0.49 per share (diluted).  The increase in net income is primarily due to the gain from the sale of a 75% interest in One Park Avenue ($0.52) and the net effect of the aforementioned changes in FFO.

Net income available to common shareholders for the six months ended June 30, 2004 totaled $61.4 million, or $1.54 per share (diluted), as compared to the same period in 2003 when net income totaled $49.5 million, or $1.51 per share (diluted).  The six months ended June 30, 2003 includes a gain on the sale of 50 West 23rd Street totaling $17.5 million ($0.46 per share).

The Company’s second quarter weighted average diluted shares outstanding increased 3.7 million, or 9.5%, to 42.5 million in 2004 from 38.8 million in 2003.  The increase was primarily attributable to (i) the 1.8 million common stock offering completed on January 16, 2004, (ii) operating partnership units issued in connection with certain 2003 acquisitions and (iii) the effects of stock and option-based compensation.

Consolidated Results

Total quarterly revenues increased 20% in the second quarter of 2004 to $89.4 million compared to $74.4 million in the same quarter of 2003.  The $15.0 million growth in revenue resulted primarily from the following items:

•                  $5.8 million increase in other income, primarily due to the One Park Avenue incentive distribution and service corporation revenue

•                  $5.1 million increase in preferred and investment income

•                  $3.8 million increase from 2003 acquisitions

•                  $1.2 million increase from same store properties

•                  $0.9 million decrease-other.

The Company’s EBITDA increased by $15.8 million to $57.4 million, compared to $41.6 million in the same quarter in 2003.  The following items drove the EBITDA increase:

•                  $8.1 million increase from GAAP NOI (before discontinued operations)

•                  $7.2 million increase in income from unconsolidated joint ventures

•                  $0.4 million increase from 2003 property acquisitions and other reserves

•                  $0.5 million increase from same-store properties

•                  $3.8 million increase in other income, net of affiliate revenue ($2.0 million)

•                  $5.1 million increase in preferred and investment income

•                  $0.5 million increase-other

•                  $1.7 million decrease from higher MG&A expense.

FFO available to common shareholders increased $10.3 million primarily as a result of:

•                  $15.8 million increase in EBITDA

•                  $2.3 million increase in FFO related to the add back higher joint venture depreciation, primarily 1221 Avenue of the Americas

•                  $1.4 million decrease in FFO from discontinued operations and other

•                  $3.4 million decrease from perpetual preferred stock dividends

•                  $3.0 million decrease from higher interest expense.

The $3.0 million increase in interest expense was primarily associated with additional debt used to fund new investment activity ($3.0 million) and higher interest costs associated with property-level refinancings ($1.7 million) which were partially offset by reduced loan balances due to previous disposition activity ($0.8 million) and proceeds from the Company’s common and preferred stock offerings and other ($0.9 million).

Same-Store Results

During the second quarter of 2004, same-store GAAP NOI increased by 2% ($0.5 million) to $29.3 million, as compared to $28.8 million for the same quarter in 2003.  The increase in same-store GAAP NOI was driven by a $1.1 million (2%) increase in rental revenues partially offset by a 3% ($0.7 million) increase in operating expenses.  The increase in revenue was primarily due to:

•                  $2.1 million increase in rental revenue primarily due to improved leasing at 420 Lexington Avenue and 555 West 57th Street.

•                  $0.5 million decrease in escalation and reimbursement revenue primarily due to real estate tax and utility reimbursements

•                  $0.1 million increase from lower straight-line credit loss reserves

•                  $0.6 million reduction in signage rent and lease buy-out income

The $0.7 million (3%) increase in operating expenses resulted primarily from the following:

•                  $0.5 million (6%) increase in real estate taxes

•                  $0.3 million (14%) increase in condominium, management and professional fees

•                  $0.3 million (4%) increase in repairs, maintenance and payroll costs

•                  $0.4 million (8%) decrease in utility costs

Leasing Activity

For the second quarter of 2004, the Company signed 75 leases totaling approximately 356,000 rentable square feet of which 70 leases and approximately 342,000 square feet represent office leases.  Starting office cash rents averaged $32.43 per square foot, a 1.6% decrease over previously fully escalated cash rents averaging $32.95 per square foot.  Tenant concessions averaged 1.4 months of free rent with an allowance for tenant improvements of $20.34 per rentable square foot.  Excluding an expansion and lease extension for a tenant occupying approximately 33% at 673 First Avenue, the Company signed 69 office leases for approximately 302,000 square feet with starting cash rents 6.4% higher than the previously fully escalated cash rents.

For the six months ended, June 30, 2004, the Company signed 144 leases totaling approximately 635,000 rentable square feet of which 129 leases and 593,000 square feet represent office leases.  Starting office cash rents averaged $31.82 per square foot, a 0.1% increase over previously fully escalated cash rents averaging $31.79 per square foot.  Tenant concessions averaged 1.6 months of free rent with an allowance for tenant improvements of $22.83 per rentable square foot.  This leasing activity includes early renewals for 17 office leases totaling approximately 103,000 rentable square feet.

Real Estate Activity

750 Third Avenue and 485 Lexington Avenues

In June 2004, we announced that we had entered into an agreement to acquire two office buildings, comprising 1.7 million square feet, located at 750 Third Avenue (“750 Third”) and 485 Lexington Avenue (“485 Lexington”) for $480.0 million, or $282 per square foot.  The properties are being acquired from TIAA-CREF, a national financial services company.  The transaction is expected to close in the third quarter of 2004.  The properties will be acquired separately by two SL Green-controlled entities.

750 Third will be purchased by us as a wholly-owned asset for $255.0 million.  The acquisition will initially be funded by proceeds from our unsecured revolving credit facility.  At closing, TIAA-CREF, a AAA-rated company, will enter into an operating lease for the entire building.  At the expiration of such operating lease, in December 2005, the building will be approximately 25% vacant.  The majority of such vacancy will be in the upper tower floors of the property.  The balance of the property is currently leased to credit-quality tenants including Fairchild Publications, Inc., Richard A. Eisner, LLP and TIAA-CREF on a longer-term basis.

485 Lexington will be acquired in a joint venture with The City Investment Fund.  We expect to own approximately 30.0% of the equity interests in the property.  The allocated price for 485 Lexington is $225.0 million.  The joint venture has arranged for a loan facility to fund 75% of the acquisition and anticipated re-tenanting costs of 485 Lexington.  Consistent with our prior joint venture arrangements, we will be the operating partner and day-to-day manager of the venture and will be entitled to management fees, leasing commissions and incentive fees.  At closing, TIAA-CREF will enter into an operating lease for the entire building. Upon expiration of the operating lease in December 2005, it is anticipated that TIAA-CREF will vacate all of the space it occupies in 485 Lexington (approximately 870,000 square feet).

One Park Avenue

In May 2004, Credit Suisse First Boston LLC, through a wholly owned affiliate, acquired a 75% interest in One Park.  The interest was acquired from a joint venture comprised of SITQ and us.  Simultaneous with the closing of the acquisition, the new joint venture completed a refinancing of the property with an affiliate of Credit Suisse First Boston.

Credit Suisse First Boston’s affiliated entity acquired its equity interest for $60.0 million.  The acquisition was based on a total capitalization of approximately $318.5 million, or $344 per square foot.  The $238.5 million 10-year interest only loan bears interest at a fixed rate of 5.8% and replaced the existing $150.0 million floating rate loan, which was scheduled to mature in January 2005.  We received $83.0 million in net proceeds from the recapitalization.  Net proceeds, which were used to pay down our unsecured revolving credit facility, included an incentive fee of approximately $4.3 million earned pursuant to the prior joint venture agreement with SITQ.

We have retained a 16.7% interest in the new venture, which may be increased substantially based upon the financial performance of the property.  We will manage the venture, in addition to continuing our responsibility of leasing and managing the property.

We accounted for the transaction as a sale of interests and recognized a gain on sale of approximately $22 million.  Our initial book basis in the new joint venture will be approximately $4.3 million and it will be accounted for under the equity method.

125 Broad Street

In June 2004, the Company exercised its option to acquire its share of the fee position at 125 Broad Street for approximately $6.0 million.

Financing/ Capital Activity

Series D Perpetual Preferred Stock

In April 2004, we priced a public offering of 2,450,000 shares of our 7.875% Series D Cumulative Redeemable Preferred Stock, or Series D preferred stock, with a mandatory liquidation preference of $25.00 per share.  Net proceeds from this offering (approximately $59.0 million) were used principally to repay amounts outstanding under our secured and unsecured revolving credit facilities.  The Series D preferred stock receives annual dividends of  $1.96875 per share paid on a quarterly basis and dividends are cumulative, subject to certain provisions.  On or after May 27, 2009, we may redeem the Series D preferred stock for cash at our option.  In July 2004, we issued an additional 1,550,000 shares of our Series D preferred stock with net proceeds to us of approximately $37.3 million.  The gross proceeds from these offerings were $100 million.

1515 Broadway Refinancing

In June 2004, we refinanced 1515 Broadway with a $425.0 million first mortgage.  The interest only mortgage has an interest rate of 90 basis points over the 30-day LIBOR.  The all-in blended weighted average effective interest rate was 3.84% for the quarter ended June 30, 2004.  The mortgage matures in July 2006 and is subject to three one-year as-of-right renewal options.  This loan replaced the $335 million loan, which bore interest at 190 basis points over LIBOR.

1250 Broadway Refinancing

In July 2004, we refinanced 1250 Broadway with a $115 million first mortgage.  The interest-only mortgage has an interest rate of 120 basis points over the 30-day LIBOR.  The mortgage matures in August 2006 and is subject to three one-year as-of-right renewal options.  This loan replaced the $85 million loan, which bore interest at 250 basis points over LIBOR.

485 Lexington Avenue Financing

The Company has received a $240 million commitment to finance the acquisition and redevelopment of 485 Lexington Avenue.  The loan, which will bear interest at 200 basis points over the 30-day LIBOR, is for three years and has two one-year extension options.  The loan, which is expected to close during the third quarter, is subject to customary closing conditions.  At closing, the Company expects to draw approximately $170 million to fund the acquisition.

Structured Finance Activity

As of June 30, 2004, the par value of the Company’s structured finance and preferred equity investments totaled $264.3 million.  The weighted average balance outstanding for the second quarter of 2004 was $235.2 million.  During the second quarter of 2004, the weighted average yield was 10.2%.

During the second quarter 2004, the Company originated $117.4 million of structured finance investments with an initial yield of approximately 10.1%.  The Company also received redemptions totaling $129.6 million that were yielding 13.2%.

Conference Call

The Company will host a conference call and audio web cast on Wednesday, July 21, 2004 at 2 pm ET to discuss the financial results. The conference call can be accessed by dialing (913) 981-5519. A replay of the call will be available through July 28, 2004 by dialing (888) 203-1112 or (719) 457-0820, passcode 539987. The call will be simultaneously broadcast via the Internet and individuals who wish to access the conference call should go to www.slgreen.com to log onto the call or to listen to a replay following the call.

Non-GAAP Financial Measures

During the July 21, 2004 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release.  A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages seven and nine of this release and in our second quarter supplemental data package.

* Financial Tables attached

To receive the Company’s latest news release and other corporate documents, including the second quarter supplemental data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Rental revenue, net	$63,477	$59,309	$124,988	$110,868
Escalations & reimbursement revenues	10,372	10,022	20,162	18,200
Signage rent	52	407	122	732
Preferred equity investment income	2,138	731	6,182	2,287
Investment income	6,424	2,718	16,209	6,079
Other income	6,982	1,164	9,472	2,863
Total revenues	89,445	74,351	177,135	141,029

Equity in net loss from affiliates	––	(99)	––	(196)
Equity in net income from unconsolidated joint ventures	10,834	3,651	21,385	7,827
Expenses:
Operating expenses	22,249	19,313	45,604	35,998
Ground rent	3,866	3,266	7,732	6,430
Real estate taxes	12,339	10,955	24,680	20,584
Marketing, general and administrative	4,467	2,804	15,370	5,990
Total expenses	42,921	36,338	93,386	69,002

Earnings Before Interest, Depreciation and Amortization (EBITDA)	57,358	41,565	105,134	79,658
Interest Expense	14,578	11,574	29,408	21,225
Depreciation and amortization	13,318	11,573	26,366	22,163
Net income from Continuing Operations	29,462	18,418	49,360	36,270
Income from Discontinued Operations, net of minority interests	––	958	––	2,691
Gain (loss) on sale of Discontinued Operations, net of minority interests	––	(300)	––	17,524
Equity in net gain on sale of unconsolidated joint ventures	22,012	––	22,012	––
Minority interests	(2,643)	(1,103)	(3,586)	(2,165)
Preferred stock dividends and accretion	(3,446)	(2,431)	(6,446)	(4,862)
Net income available to common shareholders	$45,385	$15,542	$61,340	$49,458
Net income per share (Basic)	$1.18	$0.50	$1.60	$1.60
Net income per share (Diluted)	$1.13	$0.49	$1.54	$1.51
Funds From Operations (FFO)
FFO per share (Basic)	$1.08	$0.95	$1.95	$1.86
FFO per share (Diluted)	$1.04	$0.87	$1.87	$1.72
FFO Calculation:
Income before minority interests, preferred stock dividends and accretion and discontinued operations	$29,462	$18,418	$49,360	$36,270
Less:
Preferred stock dividend on convertible preferred stock	––	(2,300)	––	(4,600)
Dividend on perpetual preferred stock	(3,446)	––	(6,446)	––
Add:
Depreciation and amortization	13,318	11,573	26,366	22,163
FFO from Discontinued Operations	––	1,333	––	3,517
Joint venture FFO adjustment	5,780	3,438	11,780	6,825
Amortization of deferred financing costs and depreciation of non-real estate assets	(968)	(886)	(1,924)	(2,371)
FFO before minority interests– BASIC	44,146	31,576	79,136	61,804
Add: Convertible preferred stock dividends	––	2,300	––	4,600
FFO before minority interests – DILUTED	$44,146	$33,876	$79,136	$66,404
Basic ownership interest
Weighted average REIT common shares for net income per share	38,638	31,082	38,308	30,895
Weighted average partnership units held by minority interests	2,225	2,326	2,255	2,302
Basic weighted average shares and units outstanding for FFO per share	40,863	33,408	40,563	33,197
Diluted ownership interest
Weighted average REIT common share and common share equivalents	40,231	31,794	39,960	31,511
Weighted average partnership units held by minority interests	2,225	2,326	2,255	2,302
Common share equivalents for preferred stock	––	4,699	––	4,699
Diluted weighted average shares and units outstanding	42,456	38,819	42,215	38,512

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$174,625	$168,032
Buildings and improvements	862,527	849,013
Building leasehold and improvements	320,969	317,178
Property under capital lease	12,208	12,208
	1,370,329	1,346,431
Less accumulated depreciation	(175,601)	(156,768)
	1,194,728	1,189,663

Cash and cash equivalents	65,045	38,546
Restricted cash	41,868	59,542
Tenant and other receivables, net of allowance of $7,837 and $7,533 in 2004 and 2003, respectively	14,347	13,165
Related party receivables	4,509	6,610
Deferred rents receivable, net of allowance of $7,597 and $7,017 in 2004 and 2003, respectively	66,811	63,131
Structured finance investments, net of discount of $2,088 and $44 in 2004 and 2003, respectively	264,296	218,989
Investments in unconsolidated joint ventures	502,658	590,064
Deferred costs, net	44,831	39,277
Other assets	57,521	42,854
Total assets	$2,256,614	$2,261,841
Liabilities and Stockholders’ Equity
Mortgage notes payable	$514,180	$515,871
Revolving credit facilities	104,900	236,000
Term loans	300,000	367,578
Derivative instruments at fair value	1,277	9,009
Accrued interest payable	4,135	3,500
Accounts payable and accrued expenses	57,801	43,835
Deferred revenue/gain	8,599	8,526
Capitalized lease obligations	16,328	16,168
Deferred land lease payable	15,486	15,166
Dividend and distributions payable	23,447	18,647
Security deposits	23,182	21,968
Total liabilities	1,069,335	1,256,268
Commitments and contingencies
Minority interest in partially owned entities	484	510
Minority interest in operating partnership	53,756	54,281
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2004 and December 31, 2003, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 2,450 and none issued and outstanding at June 30, 2004 and December 31, 2003, respectively	58,873	––
Common stock, $0.01 par value 100,000 shares authorized, 38,692 and 36,016 issued and outstanding at June 30, 2004 and December 31, 2003, respectively	387	360
Additional paid - in capital	830,821	728,882
Deferred compensation plan	(17,051)	(8,446)
Accumulated other comprehensive income (loss)	6,337	(961)
Retained earnings	101,691	78,966
Total stockholders’ equity	1,133,039	950,782
Total liabilities and stockholders’ equity	$2,256,614	$2,261,841

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2004	2003
Operating Data:
Net rentable area at end of period (in 000’s)(1)	15,444	12,860
Portfolio percentage leased at end of period	96.6%	95.5%
Same-Store percentage leased at end of period	97.0%	97.3%
Number of properties in operation (1)	27	26

Office square feet leased during quarter (rentable)	341,730	311,388
Average mark-to-market percentage-office	(1.6)%	10%
Average starting cash rent per rentable square foot-office	$32.43	$31.42

(1)   Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Earnings before interest, depreciation and amortization (EBITDA):	$57,358	$41,565	$105,134	$79,658
Add:
Marketing, general & administrative expense	4,467	2,804	15,370	5,990
Operating income from discontinued operations	––	1,333	––	3,517
Depreciation adjustment for joint ventures	5,780	3,480	11,780	6,825
Less:
Non-building revenue	19,089	7,373	39,615	16,296
GAAP net operating income (GAAP NOI)	48,516	41,809	92,669	79,694

Less:
Operating income from discontinued operations	––	1,333	––	3,517
Net income from joint ventures	10,834	3,651	21,385	7,827
GAAP NOI from other properties/ affiliates	8,380	7,983	15,610	11,424
2004 Same-Store GAAP NOI	$29,302	$28,841	$55,674	$56,926

* See page 7 for a reconciliation of FFO and EBITDA to net income.